Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2021

Salem, Indiana—February 22, 2022. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the fourth quarter ended December 31, 2021 of $377,000 or $0.13 per diluted share compared to $200,000 or $0.07 per diluted share for the same period in 2020. For the year ended December 31, 2021, the Company reported net income of $1.6 million or $0.55 per diluted share compared to $1.2 million or $0.38 per diluted share for the same period in 2020.

In light of the events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company supported its customers through the SBA Paycheck Protection Program (“PPP”), loan modifications and deferrals and fee waivers on early withdrawal of certificates of deposit due to hardship. During the initial round of funding for PPP loans, the Bank funded 29 PPP loans totaling $474,000. As of December 31, 2021, all loans funded in the initial round had received full forgiveness from the SBA.

In late December 2020, the Emergency Coronavirus Relief Act of 2020 (the “Relief Act”) was enacted. The Relief Act extended certain provisions of the CARES Act, and allotted $284 billion to the SBA for a second round of PPP loans. For the year ended December 31, 2021, the Bank has funded 43 PPP loans totaling $815,000 as part of this second round, and three loans with a principal balance of $58,000 remain outstanding as of December 31, 2021.  As of December 31, 2021, 40 loans with a principal balance of $757,000 had received full forgiveness from the SBA.  As of January 12, 2022, the remaining three loans outstanding as of December 31, 2021 had received full forgiveness from the SBA.

While the ultimate impact of the pandemic is difficult to predict, management believes the Company is well-capitalized and has the financial stability to continue to responsibly serve its customers and communities during this unprecedented time.

Income Statement Review

Net interest income after provision for loan losses increased $263,000, or 16.0%, for the quarter ended December 31, 2021 to $1.9 million as compared to the quarter ended December 31, 2020. Total interest income increased $65,000, or 3.5%, when comparing the two periods, due to an increase in the average balance of interest-earning assets partially offset by a decrease in the yield earned on interest-earning assets. The average balance of interest-earning assets increased to $245.7 million for the quarter ended December 31, 2021 from $215.2 million for the quarter ended December 31, 2020, due primarily to increases in investment securities, loans receivable and interest-bearing deposits with banks. The average tax equivalent yield on interest-earning assets decreased to 3.32% for the quarter ended December 31, 2021 from 3.70% for the quarter ended December 31, 2020, due primarily to a decrease in market interest rates. Total interest expense decreased $48,000, or 24.2%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.33% for the quarter ended December 31, 2021 from 0.52% for the same period in 2020. The average balance of interest-bearing liabilities increased to $180.9 million for the quarter ended December 31, 2021 from $151.7 million for the same period in 2020, due primarily to an increase in the number and balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 2.99% from 3.18% and the net interest margin decreased to 3.08% from 3.33% for the quarters ended December 31, 2021 and 2020, respectively.

Mid-Southern Bancorp, Inc.

February 22, 2022

Net interest income after provision for loan losses increased $668,000, or 10.5%, for the year ended December 31, 2021 to $7.1 million as compared to $6.4 million for the year ended December 31, 2020. Total interest income increased $131,000, or 1.8%, when comparing the two periods, due to an increase in the average balance of interest-earning assets partially offset by a decrease in the yield earned on interest-earning assets. The average balance of interest-earning assets increased to $237.7 million for the year ended December 31, 2021 from $208.0 million for the year ended December 31, 2020, due primarily to increases in investment securities, partially offset by decreases in loans receivable and interest-bearing deposits with banks. The average tax equivalent yield on interest-earning assets decreased to 3.36% for the year ended December 31, 2021 from 3.73% for the year ended December 31, 2020, due primarily to a decrease in market interest rates, driven by decreases in the targeted federal funds rate in response to the COVID-19 pandemic. Total interest expense decreased $285,000, or 30.4%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.38% for the year ended December 31, 2021 from 0.65% for the same period in 2020. The average balance of interest-bearing liabilities increased to $172.7 million for the year ended December 31, 2021 from $144.5 million for the same period in 2020, due primarily to an increase in the number and balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 2.98% from 3.08% and the net interest margin decreased to 3.09% from 3.28% for the years ended December 31, 2021 and 2020, respectively.

Noninterest income increased $112,000, or 53.8%, for the quarter ended December 31, 2021 as compared to the same period in 2020, due primarily to increases of $43,000, $33,000, and $31,000 in brokered loan fees, ATM and debit card fee income and deposit account service charges, respectively.

Noninterest income increased $355,000, or 41.0%, for the year ended December 31, 2021 as compared to the same period in 2020, due primarily to increases of $207,000, $133,000, and $111,000 in brokered loan fees, ATM and debit card fee income and deposit account service charges, respectively, partially offset by a reduction of $104,000 in net gain on sales of securities available for sale. Proceeds from sales of securities available for sale were $4.5 million for the year ended December 31, 2020. No available for sale securities have been sold during the year ended December 31, 2021.

Noninterest expense increased $148,000, or 8.7%, for the quarter ended December 31, 2021 as compared to the same period in 2020. The increase was due primarily to increases in compensation and benefits of $129,000, occupancy and equipment expenses of $22,000, data processing expenses of $10,000 and other expenses of $13,000, partially offset by a reduction in the loss on disposal of premises and equipment of $13,000 and a reduction in directors’ compensation of $12,000. A loss on disposal of premises and equipment of $13,000 was recorded during the three months ended December 31, 2020 whereas no loss was recorded during the three months ended December 31, 2021.

Noninterest expense increased $574,000, or 9.5%, for the year ended December 31, 2021 as compared to the same period in 2020. The increase was due primarily to increases in compensation and benefits of $394,000, occupancy and equipment expenses of $87,000, data processing fees of $50,000, deposit insurance premiums of $35,000 and other expenses of $68,000, partially offset by decreases in professional fees of $23,000, a reduction in the impairment loss on real estate held for sale of $37,000 and a reduction in the loss on disposal of premises and equipment of $13,000. An impairment loss on real estate held for sale of $37,000 and a loss on disposal of premises and equipment of $13,000 were recorded during the year ended December 31, 2020 whereas no impairment and disposal losses were recorded during the year ended December 31, 2021.

The Company recorded an income tax expense of $11,000 for the quarter ended December 31, 2021, compared to an income tax benefit of $39,000 for the same period in 2020. Income tax expense for the year ended December 31, 2021 was $67,000 compared to $35,000 for the same period in 2020 resulting from an increase in our effective tax rate to 4.0% for 2021 compared to 2.9% for 2020.

Balance Sheet Review

Total assets as of December 31, 2021 were $254.3 million compared to $235.4 million at December 31, 2020. The increase in total assets was primarily due to increases in net loans of $9.3 million, cash and cash equivalents of $6.7 million and investment securities of $2.8 million. The increase in net loans was due primarily to increases of $6.5 million in commercial real estate loans and $3.6 million in commercial business loans, partially offset by a decrease of $2.0 million

Mid-Southern Bancorp, Inc.

February 22, 2022

in one-to-four family residential loans. Investment securities increased due primarily to $15.4 million in purchases of available for sale investment securities, partially offset by $11.1 million in scheduled principal payments and maturities of mortgage-backed and tax-exempt securities. Total liabilities, comprised mostly of deposits, increased $21.3 million to $207.7 million as of December 31, 2021. The increase was due primarily to a $20.1 million increase in interest-bearing deposits and a $2.7 million increase in noninterest-bearing deposits, partially offset by a decrease of $1.0 million in borrowings from the Federal Home Loan Bank of Indianapolis.

Credit Quality

Non-performing loans decreased to $753,000 at December 31, 2021 compared to $1.3 million at December 31, 2020, or 0.6% and 1.1% of total loans, respectively. At December 31, 2021, $235,000 or 31.2% of non-performing loans were current on their loan payments. At December 31, 2021, non-performing troubled debt restructured loans totaled $101,000. There was no foreclosed real estate owned at either December 31, 2021 or December 31, 2020.

Based on management’s analysis of the allowance for loan losses, the Company recorded a recapture of the provision for loan losses of $120,000 for the quarter ended December 31, 2021, compared to a $30,000 provision for loan losses for the same period in 2020. The recapture for the current quarter reflects expected credit losses based upon the conditions that existed as of December 31, 2021. The Company recognized net charge-offs of $8,000 for the quarter ended December 31, 2021 compared to net charge-offs of $22,000 for the same period in 2020.

The Company recorded a recapture of the provision for loan losses of $120,000 for the year ended December 31, 2021, compared to a $132,000 provision for loan losses for the same period in 2020. The Company recognized net recoveries of $54,000 for the year ended December 31, 2021 compared to net charge-offs of $41,000 for the same period in 2020. The allowance for loan losses totaled $1.5 million at both December 31, 2021 and December 31, 2020, representing 1.2% and 1.4% of total loans at December 31, 2021 and December 31, 2020, respectively. The allowance for loan losses represented 202.3% of non-performing loans at December 31, 2021, compared to 126.5% at December 31, 2020.

Capital

On May 23, 2018, the President signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act passed by Congress (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies. Effective January 1, 2020, a bank or savings institution electing to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020 and 8.5% effective January 1, 2021). On October 9, 2020, the Office of the Comptroller of the Currency, along with the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, published a final rule, effective November 9, 2020, implementing a temporary change to the CBLR framework pursuant to the CARES Act, providing a graduated increase to the 9.0% requirement as established under the final rule published in 2019. To be eligible to elect to use the CBLR, the bank or savings institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter. The Bank elected to use the CBLR effective January 1, 2020.

At December 31, 2021, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 16.3%.

Mid-Southern Bancorp, Inc.

February 22, 2022

The Company’s stockholders’ equity decreased to $46.5 million at December 31, 2021, from $49.0 million at December 31, 2020. The decrease was due primarily to the repurchase of 172,624 shares of our common stock at a total cost of $3.0 million and a decrease in the accumulated other comprehensive income, net of tax, of $1.1 million, partially offset by net income of $1.6 million. At December 31, 2021, a total of 185,583 shares remain authorized for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

February 22, 2022

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

February 22, 2022

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended		Year Ended
	December 31,		December 31,
OPERATING DATA	2021	2020	2021	2020

Total interest income	$1,939	$1,874	$7,582	$7,451
Total interest expense	150	198	651	936
Net interest income	1,789	1,676	6,931	6,515
Provision (credit) for loan losses	(120)	30	(120)	132
Net interest income after provision for loan losses	1,909	1,646	7,051	6,383
Total non-interest income	320	208	1,220	865
Total non-interest expense	1,841	1,693	6,596	6,022
Income before income taxes	388	161	1,675	1,226
Income tax expense (benefit)	11	(39)	67	35
Net income	$377	$200	$1,608	$1,191

Net income per share attributable to common shareholders:
Basic	$0.13	$0.07	$0.55	$0.38
Diluted	$0.13	$0.07	$0.55	$0.38

Weighted average common shares outstanding:
Basic	2,817,379	2,977,035	2,906,728	3,172,057
Diluted	2,829,082	2,983,283	2,916,661	3,175,200

	December 31,	December 31,
BALANCE SHEET INFORMATION	2021	2020

Cash and cash equivalents	$16,379	$9,661
Investment securities	107,314	104,487
Loans, net	122,568	113,259
Interest-earning assets	247,184	227,996
Total assets	254,260	235,363
Deposits	196,884	174,113
Borrowings	10,000	11,000
Stockholders' equity	46,529	49,004
Book value per share (1)	15.42	15.44
Tangible book value per share (2)	15.42	15.44
Non-performing assets:
Nonaccrual loans	753	1,256
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	786	892

Mid-Southern Bancorp, Inc.

February 22, 2022

OTHER FINANCIAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
Performance ratios:	2021	2020	2021	2020

Cash dividends per share	$0.04	$0.02	$0.13	$0.08
Return on average assets (annualized)	0.59%	0.35%	0.65%	0.55%
Return on average stockholders' equity (annualized)	3.27%	1.63%	3.36%	2.33%
Net interest margin	3.08%	3.33%	3.09%	3.28%
Interest rate spread	2.99%	3.18%	2.98%	3.08%
Efficiency ratio	87.3%	89.9%	80.9%	81.6%
Average interest-earning assets to average interest-bearing liabilities	135.8%	141.8%	137.7%	144.0%
Average stockholders' equity to average assets	18.1%	21.7%	19.3%	23.5%
Stockholders' equity to total assets at end of period			18.3%	20.8%

	December 31,	December 31,
Capital ratios: (3)	2021	2020

Community Bank Leverage Ratio	16.3%	17.6%

	December 31,	December 31,
Asset quality ratios:	2021	2020

Allowance for loan losses as a percent of total loans	1.2%	1.4%
Allowance for loan losses as percent of non-performing loans	202.3%	126.5%
Net charge-offs (recoveries) to average outstanding loans during the period (annualized)	0.0%	0.0%
Non-performing loans as a percent of total loans	0.6%	1.1%
Non-performing assets as a percent of total assets	0.3%	0.5%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Act. The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020 and 8.5% effective January 1, 2021).